Exhibit 77M to NSAR dated June 30, 1997

Bascom Hill Investors, Inc.

(a)  Matters regarding the merger of:

Bascom Hill Investors, Inc., 811-2825
into Mosaic Investors Fund, a series of Mosaic Equity Trust,
811-3615

(b)  On April 1, 1997, the Directors of  Bascom Hill
Investors, Inc., 1940 Act Registrant File Number 811-2825 (the
"Bascom Hill fund"), approved the execution of an Agreement and Plan of Merger with Mosaic Equity Trust (then known as GIT Equity Trust) whereby Mosaic Investors Fund (then known as
GIT Select Growth Portfolio) would assume all of the outstanding assets and liabilities of Bascom Hill Investors, Inc. The Trustees of Mosaic Equity Trust and the Bascom Hill fund Directors resolved that the merger be approved, that such merger was in the best interests of shareholders of the acquiring and selling funds and that no shareholder's interests would be diluted as a result of the merger.

On or about May 1, 1997, Prospectus/Proxy Statement (Form N-14) was delivered to each Bascom Hill fund shareholder so that the merger could be voted and approved by shareholders in accordance with Wisconsin law. On May 28, 1997, the Annual Meetings of Shareholders of Bascom Hill Investors, Inc. was held at 4:00 p.m. in Madison, Wisconsin. The shareholders approved the merger of their fund with Mosaic Equity Trust Investors Fund in accordance with the applicable Prospectus/Proxy Statement dated May 1, 1997. Of the 741,199.383 outstanding shares of Bascom Hill Investors, Inc., 430,831.055 voted in favor of the merger (58.13%), 8.13% in excess of the amount required to approve the merger.

The mergers were accomplished on June 13, 1997. The Investors Fund series of Mosaic Equity Trust is the legal survivor of the merger.

For accounting purposes, in light of the relatively greater size of the Bascom Hill fund and a number of other factors set forth in detail in the Prospectus and Proxy Statement dated May 1, 1997 filed by Mosaic Equity Trust, the Bascom Hill fund was the accounting survivor of the merger.

In light of the merger which was completed on June 13, 1997, Bascom Hill Investors, Inc., has ceased to be an investment company and will file Form N-8F within a reasonable time.